As filed with the Securities and Exchange Commission on March 14, 2013

Registration Statement No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BANNER CORPORATION
(Exact name of registrant as specified in its charter)

Washington	91-1691604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 South First Avenue, Walla Walla, Washington	99362
(Address of principal executive offices)	(Zip code)

Banner Corporation 2012 Restricted Stock Plan
(Full title of the plan)

Albert H. Marshall Vice President Banner Corporation 10 South First Avenue Walla Walla, Washington 99362 (509) 526-8894	John F. Breyer, Jr., Esquire Breyer & Associates PC 8180 Greensboro Drive Suite 785 McLean, Virginia 22102 (703) 883-1100
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value per share	300,000	(1)	$31.29	(2)	$9,387,000	$1,281
(1)Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Banner Corporation 2012 Restricted Stock Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the registrant.
(2)Estimated in accordance with Rule 457(h), calculated on the basis of $31.29 per share, the average of the high and low share prices of the registrant’s common stock on the Nasdaq Global Select Market on March 11, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document containing the information specified in Part I of Form S-8 will be sent or given to participants in the Banner Corporation 2012 Restricted Stock Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933.  This document is not being filed with the Commission, but constitutes (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents previously filed by Banner Corporation (the “Registrant”) with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (File No. 0-26584) filed with the Commission on March 14, 2013;

(b)
all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Item 3(a) above; and

(c)
the description of the Registrant’s common stock set forth in its Amended and Restated Articles of Incorporation filed as an exhibit to the Current Report on Form 8-K as filed with the Commission on April 29, 2010, and as modified by the Registrant’s Articles of Amendment to its Amended and Restated Articles of Incorporation included as an exhibit to the Current Report on Form 8-K as filed with the Commission on June 1, 2011.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement to be a part hereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein by reference.

Item 4.    Description of Securities

Not Applicable

Item 5.    Interests of Named Experts and Counsel

Not Applicable

Item 6.    Indemnification of Directors and Officers

Article XIV of the Registrant’s Articles of Incorporation requires indemnification of directors and officers to the fullest extent permitted by the Washington Business Corporation Act (“WBCA”).  However, the indemnity does not apply to (1) acts or omissions finally adjudged to violate law, (2) conduct finally adjudged to violate the WBCA prohibition against unlawful distributions by the corporation or (3) any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit to which he/she was not legally entitled.

Effective January 26, 2010, the Registrant entered into an indemnification agreement with each of its directors.  Each indemnification agreement provides generally that the Registrant will hold harmless and indemnify the director to the fullest extent permitted by law against any and all losses, claims, damages and liabilities, including but not limited to judgments, fines, amounts paid in settlement and any related expenses, incurred with respect to any proceeding in which the director is or is threatened to be made a party by reason of the fact that he or she is or was serving as a director of the Registrant or, at the request of the Registrant, is or was serving as a director, officer, employee, trustee or agent of the Registrant or of another entity.  Each indemnification agreement further provides that, upon the director’s request, the Registrant will advance expenses to the director, subject to the director’s agreeing to repay the advanced funds if it is ultimately determined, by a final, non-appealable court decision, that he or she is not entitled to be indemnified for such expenses.  In addition, each indemnification agreement requires the Registrant to use its best efforts to maintain in effect director and officer liability insurance coverage containing substantially the same terms and conditions as the director and officer liability insurance policy in effect at the time the indemnification agreement was entered into.

The WBCA provides for indemnification of directors, officers, employees and agents in certain circumstances.  WBCA Section 23B.08.510 provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if  (a) the director acted in good faith, (b) the director reasonably believed that the director’s conduct was in the best interests of the corporation, or in certain instances, at least not opposed to its best interests and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe the director’s conduct was unlawful.  However, a corporation may not indemnify a director under this section (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (b) in connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.  WBCA Section 23B.08.520 provides that unless limited by the articles of incorporation, a corporation must indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.  WBCA Section 23B.08.540 provides a mechanism for court-ordered indemnification.

WBCA Section 23B.08.570 provides that unless a corporation’s articles of incorporation provide otherwise, (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under WBCA Section 23B.08.520, and is entitled to apply for court-ordered indemnification under WBCA Section 23B.08.540, (2) the corporation may indemnify and advance expenses under WBCA Section 23B.08.510 through 23B.08.560 to an officer, employee or agent of the corporation who is not a director to the same extent as to a director and (3) a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with law, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.  WBCA Section 23B.08.580 provides that a corporation may purchase insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against liability asserted against or incurred by the individual in that capacity, whether or not the corporation would have power to indemnify the individual against the same liability under WBCA Section 23B.08.510 or 23B.08.520.

Item 7.    Exemption From Registration Claimed

Not Applicable

Item 8.    Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Exhibit Number	Description of Document

4.1(a)	Amended and Restated Articles of Incorporation of the Registrant(1)

4.1(b)	Articles of Amendment to the Registrant’s Amended and Restated Articles of Incorporation(2)

4.2	Bylaws of the Registrant(3)

5	Opinion of Breyer & Associates PC

Exhibit Number	Description of Document

23.1	Consent of Moss Adams LLP

23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)

99	Banner Corporation 2012 Restricted Stock Plan(4)
___________
(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2010.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on June 1, 2011.
(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on April 1, 2011.
(4)	Filed as an exhibit to the Registrant’s Definitive Proxy Statement for the Annual Meeting of Shareholders held on April 24, 2012.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.      That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walla Walla, State of Washington, on March 14, 2013.

BANNER CORPORATION

By: /s/ Mark J. Grescovich
Mark J. Grescovich
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints Mark J. Grescovich or Lloyd W. Baker as his or her true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.
/s/Mark J. Grescovich	/s/Lloyd W. Baker
Mark J. Grescovich	Lloyd W. Baker
President, Chief Executive Officer and Director (Principal Executive Officer)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
March 14, 2013	March 14, 2013
/s/Robert D. Adams	/s/Edward L. Epstein
Robert D. Adams	Edward L. Epstein
Director	Director
March 14, 2013	March 14, 2013
/s/Jesse G. Foster	/s/Gary Sirmon
Jesse G. Foster	Gary Sirmon
Director	Chairman of the Board
March 14, 2013	March 14, 2013
/s/D. Michael Jones	/s/Brent A. Orrico
D. Michael Jones	Brent A. Orrico
Director	Director
March 14, 2013	March 14, 2013
/s/Gordon E. Budke	/s/Michael M. Smith
Gordon E. Budke	Michael M. Smith
Director	Director
March 14, 2013	March 14, 2013
/s/David A. Klaue	/s/Constance H. Kravas
David A. Klaue	Constance H. Kravas
Director	Director
March 14, 2013	March 14, 2013
/s/John R. Layman	/s/Robert J. Lane
John R. Layman	Robert J. Lane
Director	Director
March 14, 2013	March 14, 2013

BANNER CORPORATION

EXHIBIT INDEX

Exhibit Number	Description of Document

5	Opinion of Breyer & Associates PC

23.1	Consent of Moss Adams LLP